FOURTH AMENDMENT TO CREDIT AGREEMENT


     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), made as of this 29th day of June, 1995 among Kuhlman Corporation, a Delaware corporation (the "Borrower"), NationsBank of Georgia, N.A. and The Chase Manhattan Bank, N.A. as Managing Agents (the "Managing Agents"), and NationsBank of Georgia, N.A., The Chase Manhattan Bank, N.A., The First National Bank of Boston, NBD Bank, Harris Trust and Savings Bank, J.P. Morgan Delaware, and Trust Company of Georgia Bank of Savannah, N.A. (collectively the "Lenders"), and NationsBank of Georgia, N.A., as administrative agent for the Lenders (the "Administrative Agent"),

                           W I T N E S S E T H:
                           --------------------

     WHEREAS, the Borrower, the Administrative Agent, the Managing Agents and the Lenders are parties to that certain Credit Agreement dated as of December 15, 1993, as amended by that certain First Amendment to Credit Agreement dated as of March 29, 1994, that certain Second Amendment to Credit Agreement dated as of March 30, 1994, and that certain Third Amendment to Credit Agreement dated as of December 31, 1994 (as so amended, the "Credit Agreement"); and

     WHEREAS, the parties to the Credit Agreement wish to amend the Credit Agreement in certain respects as provided for herein;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:

     1.   Amendments to Article 1.

          (a) Article 1 of the Credit Agreement, Definitions, is hereby amended by deleting the existing definitions of "Applicable Margin," "Available Revolving Loan Commitment," "Borrowing Base," "Borrowing Base Deficiency," "Capital Expenditures," "Cash Flow," "Commitment Ratios," "Eligible Inventory," "Excess Cash Flow," "Fixed Charges," "Lenders," "Pricing Ratio," "Request for Advance," "Revolving Loan Commitment," "Revolving Loan Notes," "Swing Line Commitment," "Swing Line Note," "Term Loan," "Term Loan Commitment" and "Term Loan Notes" in their entireties and by substituting the following therefor:

          "`Applicable Margin' shall mean the respective interest rate margin or fee percentage applicable to Advances, Letters of Credit and commitment fees (as set forth in Section 2.4(a) hereof) as of any date, which shall be determined as follows. The Applicable Margin with respect to any Advance, Letter of Credit or commitment fee as of any date shall be determined based upon the Pricing Ratio, as calculated by the Administrative Agent as of the end of each fiscal quarter of the Borrower, in accordance with the following chart:

                                              Applicable  Applicable
                     Applicable   Applicable  Margin for  Margin for  Applicable
    For              Margin for   Margin for    Standby   Commercial  Margin for
  Pricing             Base Rate      LIBOR    Letters of  Letters of  Commitment
 Ratios of:           Advances     Advances     Credit      Credit        Fee
- --------------------------------------------------------------------------------
Less than 1.00 to 1     0.00%       0.3750%     0.3750%     0.250%      0.1500%

Greater than or equal   0.00%       0.6250%     0.6250%     0.250%      0.2000%
to 1.00 or 1, but
less than 1.50 to 1

Greater than or equal   0.00%       0.8750%     0.8750%     0.500%      0.2500%
to 1.50 to 1, but
less than 2.00 to 1

Greater than or equal   0.25%       1.2500%     1.2500%     0.750%      0.3750%
to 2.00 to 1, but
less than 2.50 to 1

Greater than or equal   0.50%       1.7500%     1.7500%     0.875%      0.3750%
to 2.50 to 1, but
less than 3.00 to 1

Greater than or euqal   0.75%       2.0000%     2.0000%     1.000%      0.3750%
to 3.00 or 1


  Changes in the Applicable Margin resulting from a change in the Pricing Ratio shall become effective as of the first
  Business Day of the second quarter following the quarter for which the Pricing Ratio is being determined."

       "`Available Revolving Loan Commitment' shall mean, as of any date of determination: (a) so long as the Pricing Ratio is less than or equal to 2.5 to 1, the Revolving Loan Commitment, minus Swing Line Advances and Pro Rata Advances under the Revolving Loan Commitment then outstanding, minus L/C Obligations then outstanding, or (b) at all other times, the lesser of (i) the Revolving Loan Commitment, minus Swing Line Advances and Pro Rata Advances under the Revolving Loan Commitment then outstanding, minus L/C Obligations then outstanding, or (ii) the Borrowing Base minus Swing Line Advances and Pro Rata Advances under the Revolving Loan Commitment then outstanding, minus L/C Obligations then outstanding."


       "`Borrowing Base' shall mean, at any particular time, the sum of:

  (a)  80% of the Value of the Eligible Accounts; plus

  (b)  55% of the Value of the Eligible Coleman Inventory;
       plus

  (c)  55% of the Value of the Eligible Schwitzer Inventory;
       plus

  (d)  45% of the Value of the Eligible Kuhlman Inventory;
       minus the amount of reserves which the Administrative

Agent shall have established, in the exercise of its reasonable business judgment, for such purposes as the Administrative Agent shall have deemed necessary, including, without limitation, for
(i) price adjustments, damages, and unearned discounts;
(ii) shrinkage, spoilage and obsolescence of Inventory;
(iii) special order goods and deferred shipment sales; and
(iv) market value declines; minus, the portion of the Borrowing Base attributed to any Independent Sales Representative Inventory in excess of $2,000,000 in the aggregate."

       "`Borrowing Base Deficiency' shall mean any condition wherein the sum of (a) Pro Rata Advances and Swing Line Advances outstanding under the Revolving Loan Commitment, plus (b) L/C Obligations then outstanding exceeds the Borrowing Base as set forth on the most recent Borrowing Base Certificate delivered to the Administrative Agent or as otherwise determined by the Administrative Agent; provided, however, that there shall not be deemed to be a Borrowing Base Deficiency at any time that the Borrowing Base is not applicable for the purpose of determining
(i) the Available Revolving Loan Commitment, and (ii) the amounts to be advanced by the Lenders pursuant to Section 2.1(b) hereof."

       "`Capital Expenditures' shall mean, for any period, the aggregate of all expenditures made by the Borrower and its Subsidiaries during such period which, in conformity with GAAP, are required to be included or reflected on the balance sheet as capital assets of such Persons; provided, however, that expenditures for equipment or other capital assets made with the proceeds of a trade-in or sale of existing equipment or other capital assets owned by the Borrower or any of the Borrower's Subsidiaries in the ordinary course of business shall not be deemed to be Capital Expenditures."


       "`Cash Flow' shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) Operating Income, plus (b) Other Income, plus (c) to the extent deducted in determining Operating Income, depreciation, amortization and other non-cash charges, plus
  (d) to the extent deducted in determining Operating Income or Other Income for such period, (i) legal and accounting expenses in an aggregate amount not to exceed $530,000 relating to the Borrower's proposed acquisition of Communication Cable, Inc., (ii) cash severance and related benefit payments in an aggregate amount not to exceed $915,000 paid to employees of Kuhlman Electric Corporation, a Delaware corporation, in connection with its down-sizing during the 1994 calendar year, and (iii) legal, accounting and other cash expenses incurred in conjunction with the preparation for and closing of the Borrower's acquisition of Schwitzer, all as determined in accordance with GAAP."

       `Commitment Ratios' shall mean the percentages in which the Lenders are severally bound to satisfy the Revolving Loan Commitment or the Term Loan Commitment or the aggregate of both such Commitments, as the context may require, which are, as of the date of the Fourth Amendment to this Agreement, as follows:


                          Portion of      Revolving
                           Revolving        Loan         Portion of
                             Loan        Commitment      Term Loan
  Lender                  Commitment        Ratio        Commitment
- --------------------------------------------------------------------------------
NationsBank             $12,141,025.65  22.907595570%  $10,717,948.73
of Georgia, N.A.

The Chase               $12,141,025.65  22.907595570%  $10,717,948.73
Manhattan
Bank, N.A.

The First               $6,794,871.79   12.820512810%  $6,025,641.02
National Bank
of Boston

NBD Bank                $6,794,871.79   12.820512810%  $6,025,641.02

Harris Trust            $6,794,871.79   12.820512810%  $6,025,641.02
and Savings Bank

J. P. Morgan            $6,794,871,79   12.820512810%  $6,025,641.02
Delaware

Trust Company           $1,538,461.54   2.902757620%   $1,461,538.46
of Georgia
Bank of Savannah, N.A.



                          Term Loan          Aggregate
                         Commitment         Commitment
                            Ratio              Ratio
                        ------------       ------------
NationsBank            22.804146230%       22.858974380%
of Georgia, N.A.

The Chase              22.804146230%       22.858974380%
Manhattan
Bank, N.A.

The First              12.820512810%       12.820512810%
National Bank
of Boston

NBD Bank               12.820512810%       12.820512810%

Harris Trust           12.820512810%       12.820512810%
and Savings Bank

J. P. Morgan           12.820512810%       12.820512810%
Delaware

Trust Company          3.109656300%        3.000000000%
of Georgia
Bank of Savannah, N.A.



  The Commitment Ratios may change upon the sale of assignments pursuant to Section 11.5 hereof."

       "`Eligible Inventory' shall mean, collectively,
  Eligible Coleman Inventory, Eligible Schwitzer Inventory and
  Eligible Kuhlman Inventory."

       "`Excess Cash Flow' shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any fiscal year, the positive difference between (a) Cash Flow for such year, minus, to the extent deducted in determining Operating Income or Other Income for such period, (i) legal and accounting expenses in an aggregate amount not to exceed $530,000 relating to the Borrower's proposed acquisition of Communication Cable, Inc., (ii) cash severance and related benefit payments in an aggregate amount not to exceed $915,000 paid to employees of Kuhlman Electric Corporation, a Delaware corporation, in connection with its down-sizing during the 1994 calendar year, and (iii) legal, accounting and other cash expenses incurred in conjunction with the preparation for and closing of the Borrower's acquisition of Schwitzer, minus (b) the sum of (i) the lesser of
  (A) Capital Expenditures actually made, or (B) $10,000,000, plus (ii) interest expense (after giving effect to any Interest Rate Hedge Agreements then in effect), plus (iii) cash income taxes paid, plus (iv) mandatory payments of principal in respect of Indebtedness for Money Borrowed, plus (v) any optional prepayments of the Term Loan, plus
  (vi) the greater of (A) dividends paid in cash by the Borrower during such fiscal year up to an aggregate amount of $8,000,000 for any year, or (B) $6,000,000, all as determined in accordance with GAAP."

       "`Fixed Charges' shall mean, for the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) interest expense (after giving effect to any Interest Rate Hedge Agreements then in effect), plus (b) Capital Expenditures (minus, for fiscal year 1994 only, $3,000,000), plus (c) mandatory payments of principal in respect of Indebtedness for Money Borrowed (minus (i) any prepayments of Indebtedness for Money Borrowed arising in respect of the Union County Industrial Facilities and Pollution Control Financing Authority Industrial Revenue Bonds (Associated Engineering Company Project), Series 1990, (ii) any prepayments of Schwitzer Domestic Indebtedness, and (iii) any prepayments of the Term Loan as required by Sections 2.6(a)(i) or 2.6(a)(ii) hereof), plus (d) Restricted Payments or Restricted Purchases made in respect of the capital stock of the Borrower (other than any purchase of Schwitzer Warrants), all as determined in accordance with GAAP."

       "`Lenders' shall mean NationsBank of Georgia, N.A., The Chase Manhattan Bank, N.A., The First National Bank of Boston, NBD Bank, Harris Trust and Savings Bank, J.P. Morgan Delaware, and Trust Company of Georgia Bank of Savannah, N.A., together with any assignees thereof pursuant to
  Section 11.5(b) hereof; and "Lender" shall mean any of the foregoing Lenders."

       "`Pricing Ratio' shall mean, for the Borrower and its Subsidiaries on a consolidated basis, as of any date, the ratio of (a) Indebtedness for Money Borrowed as of the end of the most recently ended fiscal quarter for which the Borrower's financial statements are required to have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.2 hereof, to (b) Cash Flow for such quarter and three (3) immediately preceding fiscal quarters."

       "`Request for Advance' shall mean any certificate signed by an Authorized Signatory of the Borrower requesting
  (a) an Advance hereunder which will increase the aggregate amount of the Loans outstanding, or (b) a Letter of Credit hereunder, which certificate shall be denominated a "Request for Advance or Letter of Credit," and shall be in substantially the form of Exhibit A to the Fourth Amendment to this Agreement. Each Request for Advance or Letter of Credit shall, among other things, (i) with respect to an Advance, specify (A) the Commitment under which the Advance is to be made, (B) the date of the Advance (which shall be a Business Day), (C) the amount of the Advance, (D) the type of Advance, and (E) with respect to LIBOR Advances, the Interest Period selected by the Borrower; (ii) with respect to the issuance of a Letter of Credit, specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) the stated amount of the Letter of Credit (which shall be in United States Dollars), (C) the effective date (which shall be a Business
  Day) for the issuance of such Letter of Credit, (D) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.13(a) hereof), (E) the Person for whose benefit such Letter of Credit is to be issued, and (F) other relevant terms of such Letter of Credit; and (iii) with respect to an Advance or the issuance of a Letter of Credit, state that there shall not exist, on the date of the requested Advance or Letter of Credit and after giving effect thereto, a Default or an Event of Default."

       "`Revolving Loan Commitment' shall mean the several obligations of the Lenders to advance the aggregate sum of up to $53,000,000 to the Borrower in accordance with their respective Commitment Ratios and pursuant to the terms hereof, as such obligations shall be reduced from time to time pursuant to Section 2.5 hereof, and as such obligations may be further reduced from time to time pursuant to the terms hereof."

       "`Revolving Loan Notes' shall mean those certain amended and restated promissory notes in the aggregate original principal amount of $53,000,000, one issued to each of the Lenders by the Borrower, each one substantially in the form of Exhibit B to the Fourth Amendment to this Agreement; any other promissory notes issued by the Borrower to evidence Loans made under the Revolving Loan Commitment; and any extensions, renewals or amendments to, or replacements of, the foregoing."

       "`Swing Line Commitment' shall mean, as of any date, the obligation of NationsBank to advance to the Borrower pursuant to Section 2.1(d) hereof, the aggregate sum equal to the lesser of (a) $10,000,000, or (b) the Available Revolving Loan Commitment."

       "`Swing Line Note' shall mean that certain amended and restated promissory note in the original principal amount of $10,000,000 issued to NationsBank by the Borrower, substantially in the form of Exhibit C to the Fourth Amendment to this Agreement; any other promissory notes issued by the Borrower to evidence the Loans made under the Swing Line Commitment; and any extensions, renewals or amendments to, or any replacements of, the foregoing."

       "`Term Loan' shall mean the Loans advanced to the Borrower under the Term Loan Commitment on the Agreement
  Date and upon the making of the Supplemental Term Loan to the Borrower."

       "`Term Loan Commitment' shall mean the several obligations of the Lenders to advance the sum of up to $47,000,000 to the Borrower in accordance with their respective Commitment Ratios and pursuant to the terms hereof, as such obligations may be reduced from time to time pursuant to the terms hereof."

       "`Term Loan Notes' shall mean those certain amended and restated promissory notes dated as of the date of the Fourth Amendment to this Agreement in the aggregate original principal amount of $47,000,000, one issued to each of the Lenders by the Borrower, each one substantially in the form of Exhibit D to the Fourth Amendment to this Agreement; any other promissory notes issued by the Borrower to evidence Loans made under the Term Loan Commitment; and any extensions, renewals or amendments to, or any replacements of, the foregoing."


       (b) Article 1 of the Credit Agreement, Definitions, is hereby further amended by deleting the parenthetical phrase appearing before clause (a) of the definition of "Eligible Kuhlman Inventory" in its entirety and inserting the following parenthetical phrase in lieu thereof:

  "(other than Coleman and Schwitzer and their respective
  Subsidiaries)"


       (c) Article 1 of the Credit Agreement, Definitions, is hereby further amended by adding the parenthetical phrase "(without duplication)" immediately before the comma in the phrase "with respect to any Person," in the first line of the definition of "Indebtedness for Money Borrowed."

       (d) Article 1 of the Credit Agreement, Definitions, is hereby further amended by deleting existing clause (g)(iv) of the definition of "Permitted Liens" and inserting the following clause (g)(iv) in lieu thereof:

  "(iv)     the aggregate outstanding amount of all
            Indebtedness secured by Purchase Money Security
            Interests shall not at any time exceed an amount equal to $3,500,000;"


       (e)  The definition of "Permitted Liens" contained in
Article 1 of the Credit Agreement is hereby further amended by
(i) deleting the period at the end of clause (h) of the definition of "Permitted Liens" and inserting a semi-colon in lieu thereof, and (ii) inserting the following new clauses (i),
(j) and (k) after existing clause (h) thereof:

       "(i) Liens on the assets of Schwitzer (Europe) Limited or Schwitzer (Europe) Holdings Limited located in the United Kingdom which secure Indebtedness of such Person(s) in an aggregate outstanding amount not to exceed $5,000,000 at any time;

       (j)  Liens on the assets of Lacom Schwitzer
  Equipamentos, Ltda. located in Brazil which secure
  Indebtedness of such Person in an aggregate outstanding amount not to exceed $3,000,000 at any time; and

       (k)  Liens securing Indebtedness permitted under
  Section 7.1(j) hereof in an aggregate amount not to exceed $10,000,000 at any time; provided that, of such $10,000,000 basket, only $2,000,000 of such secured Indebtedness may be Indebtedness other than Indebtedness secured by Liens which are attached to property or assets acquired by the Borrower or any of its Subsidiaries in accordance herewith at the time of such acquisition, and which attach only to the property or assets acquired in such transaction and do not extend to or cover any other assets or properties of the Borrower or any of its Subsidiaries."

       (f) Article 1 of the Credit Agreement, Definitions, is hereby further amended by adding the following definitions in the correct alphabetical order:

       "`Eligible Schwitzer Inventory' shall mean, at any particular date, the portion of the Inventory of Schwitzer and its Subsidiaries which: (a) is, in the option of the Administrative Agent, not obsolete, slow-moving, unmerchantable, off-season, out-of-season, or in the case of raw materials and work-in-process Inventory, unworkable, and as to finished goods Inventory, is readily salable in its current form; (b) as to finished goods Inventory is new and does not constitute any finished goods that were returned to Schwitzer or any of its Subsidiaries due to defect or damage; (c) in the case of work-in-process Inventory on such date, is in the process of being manufactured on current running lines and in accordance with current manufacturing techniques and styles and (d) fulfills each and every one of the Inventory Eligibility Requirements."

       "`Schwitzer' shall mean Schwitzer, Inc., a Delaware corporation."

       "`Schwitzer Domestic Indebtedness' shall mean Indebtedness of Schwitzer outstanding under that certain $15,000,000 Note Agreement dated as of April 15, 1992, among Schwitzer, Schwitzer U.S. Inc., and certain affiliates of Massachusetts Mutual Life Insurance Company, as amended, and that certain $22,000,000 revolving credit agreement dated as of April 30, 1992, among Schwitzer, Schwitzer U.S. Inc., Harris Trust and Savings Bank and Comerica Bank (formerly known as Manufacturers Bank, N.A.), as amended."

       "`Schwitzer Warrants' shall mean those certain warrants to purchase shares of Schwitzer Common Stock pursuant to that certain Note Agreement dated as of April 15, 1992, among Schwitzer, Schwitzer U.S. Inc. and Massachusetts Mutual Life Insurance Company, which warrants were converted into warrants to purchase whole shares of Kuhlman Common Stock in conjunction with the merger of Spinner Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of the Borrower, with and into Schwitzer."

       "`Shell Corporation' shall mean, as of any date of determination, a Subsidiary of the Borrower which has assets with a fair market value of less than $50,000 and no liabilities."

       "`Supplemental Term Loan' shall mean the Loans advanced to the Borrower under the Term Loan Commitment in accordance with Section 2.1(a) hereof on or after the date of the Fourth Amendment to this Agreement, which Loans shall not exceed $9,000,000 in the aggregate."

       "`Value of the Eligible Schwitzer Inventory' shall mean, at any particular date: (a) the value of the Eligible Schwitzer Inventory, valued in accordance with the "First-In, First-Out" method of accounting and otherwise in accordance with GAAP, minus (b) the amount of any reserve required by the Administrative Agent in the exercise of its reasonable judgment."


  2.   Amendments to Article 2.  Article 2 of the Credit
Agreement, Credit Facilities, is hereby amended as follows:

       (a)  Section 2.1(a).  Section 2.1(a) of the Credit
  Agreement, Term Loan Facility, is hereby amended by deleting the existing Section 2.1(a) in its entirety and by inserting the following in lieu thereof:

            "(a) Term Loan Facility. The Lenders agree, severally in accordance with their respective Commitment Ratios with respect to the Term Loan Commitment and not jointly, upon the terms and subject to the conditions of this Agreement, to advance $38,000,000 of the Term Loan on the Agreement Date and to make the Supplemental Term Loan on or after the effective date of the Fourth Amendment to this Agreement. The Lenders acknowledge and agree that on the date of the Fourth Amendment to this Agreement, NationsBank and The Chase Manhattan Bank, N.A. shall each purchase a participation from Trust Company of Georgia Bank of Savannah, N.A. in an amount equal to one-half of the principal amount necessary to cause Trust Company of Georgia Bank of Savannah, N.A., NationsBank and The Chase Manhattan Bank, N.A. to have Loans outstanding under the Term Loan Commitment in accordance with their respective Commitment Ratios as in effect as of the date of the Fourth Amendment to this Agreement. Subject to the terms hereof, Advances of the Term Loan may be repaid and then reborrowed as provided in Sections 2.2(b)(ii) and 2.2(c)(ii) hereof so as to change the Interest Rate Basis or Interest Periods for Advances then outstanding; provided, however, that there shall be no increase in the principal amount of the Term Loan outstanding after the Agreement Date (other than the increase in the principal amount of the Term Loan pursuant to the Supplemental Term Loan)."

       (b)  Section 2.1(b).  Section 2.1(b) of the Credit
  Agreement, Revolving Loan Facility, is hereby amended by deleting the existing Section 2.1(b) in its entirety and by inserting the following in lieu thereof:

            "(b) Revolving Loan Facility. The Lenders agree, severally in accordance with their respective Commitment Ratios with respect to the Revolving Loan Commitment and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrower on or prior to the Revolving Loan Maturity Date amounts which in the aggregate at any one time outstanding do not exceed: (i) so long as the Pricing Ratio is less than or equal to 2.5 to 1, the Revolving Loan Commitment minus L/C Obligations then outstanding, minus Swing Line Advances then outstanding, or (ii) at all other times, the lesser of
       (A) the Borrowing Base or (B) the Revolving Loan Commitment, minus L/C Obligations then outstanding, minus Swing Line Advances then outstanding. If, at any time, a Borrowing Base Deficiency exists, the Loans or L/C Obligations in excess of the Borrowing Base shall nevertheless constitute Obligations secured by the Collateral and are entitled to all benefits thereof.
       At no time shall the sum of (x) all Pro Rata Advances under the Revolving Loan Commitment, plus (y) all Swing Line Advances, plus (z) all L/C Obligations then outstanding exceed (1) so long as the Pricing Ratio is less than or equal to 2.5 to 1, the Revolving Loan Commitment, or (2) at all other times, either the Revolving Loan Commitment or the Borrowing Base then in effect. The Lenders acknowledge and agree that on the date of the Fourth Amendment to this Agreement, NationsBank and The Chase Manhattan Bank, N.A. shall each purchase a participation from Trust Company of Georgia Bank of Savannah, N.A. in an amount equal to one-half of the principal amount necessary to cause Trust Company of Georgia Bank of Savannah, N.A., NationsBank and The Chase Manhattan Bank, N.A. to have Loans outstanding under the Revolving Loan Commitment in accordance with their respective Commitment Ratios as in effect as of the date of the Fourth Amendment to this Agreement."

       (c)  Section 2.2(d).  Section 2.2(d) of the Credit
  Agreement, Swing Line Advances, is hereby amended by deleting the existing Section 2.2(d) in its entirety and by inserting the following in lieu thereof:

            "(d) Swing Line Advances. The Borrower shall give NationsBank, in the case of Swing Line Advances, irrevocable written notice or notice by telephone or telecopy. NationsBank and the Borrower shall agree upon the rate of interest for each such Advance. The rate of interest applicable to a Swing Line Advance shall be either a floating rate of interest or a fixed rate of interest, as determined by the agreement of the Borrower and NationsBank. The Borrower may prepay Swing Line Advances at any time. The Borrower shall pay principal and interest in respect of each Swing Line Advance ON DEMAND by NationsBank.

       (d)  Section 2.4(a).  Section 2.4(a) of the Credit
  Agreement, Revolving Loan Commitment Fee, is hereby amended by deleting the existing Section 2.4(a) in its entirety and by inserting the following in lieu thereof:

            "(a) Revolving Loan Commitment Fee. The Borrower agrees to pay to the Lenders, in accordance with their respective Commitment Ratios with respect to the Revolving Loan Commitment, a commitment fee on the difference between (i) the Revolving Loan Commitment, minus (ii) Pro Rata Advances outstanding under the Revolving Loan Commitment, minus (iii) L/C Obligations then outstanding, (A) for each day from the Agreement Date through the effective date of the Fourth Amendment to this Agreement, at the rate of three-eighths of one percent (3/8%) per annum, and (B) for each day from the effective date of the Fourth Amendment to this Agreement through the Revolving Loan Maturity Date, at the rate per annum equal to the Applicable Margin with respect to the commitment fee; provided, however, that no such fee shall be payable to NationsBank in respect of the amount of Swing Line Advances outstanding from time to time. Such commitment fee shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar quarter commencing on December 31, 1993, and on the Revolving Loan Maturity Date, and shall be fully earned when due and non-refundable when paid."

       (e) Section 2.4(b). Section 2.4(b) of the Credit Agreement, Letter of Credit Fees, is hereby amended by inserting the phrase "with respect to the Revolving Loan Commitment" immediately following the phrase "Commitment Ratios" but before the comma appearing in the second line of the first sentence of such Section.

       (f)  Section 2.6(a).  Section 2.6(a) of the Credit
  Agreement, Mandatory Prepayments, is hereby amended as follows:

            (i)  Section 2.6(a)(i).  Section 2.6(a)(i) of the
       Credit Agreement, Excess Cash Flow, is hereby amended by deleting the existing Section 2.6(a)(i) in its entirety and by inserting the following in lieu thereof:

                 "(i)  Excess Cash Flow.  For each fiscal year
            as to which the Pricing Ratio is greater than 2.5 to 1 (as determined as of the end of such fiscal year), the Borrower shall, not later than April 15th of the following fiscal year, prepay the outstanding principal amount of the Term Loan in an amount equal to fifty percent (50%) of Excess Cash Flow for the fiscal year most recently ended."

            (ii) Section 2.6(a)(ii). Section 2.6(a)(ii) of the Credit Agreement, Asset Sales Proceeds, is hereby amended by deleting the existing Section 2.6(a)(ii) in its entirety and by inserting the following in lieu thereof:

                 "(ii)  Asset Sales Proceeds.  Except for Net
            Proceeds arising from the sale of the properties described on Schedule 5 hereto or of certain property located in Rolla, Missouri (which property shall be deemed to be incorporated into such Schedule 5 by this reference, and as to which the Borrower expects a sales price of approximately $2,250,000), one hundred percent (100%) of Net Proceeds from the sale, transfer or other disposition of assets by the Borrower or any of its Subsidiaries (other than in the ordinary course of business) in excess of $1,000,000 in the aggregate during the term of this Agreement shall be used by the Borrower to prepay the Term Loan immediately upon the Borrower's or any of its Subsidiaries' receipt thereof."

            (iii) Section 2.6(a)(iii). Section 2.6(a)(iii) of the Credit Agreement, Equity Offering Proceeds, is hereby amended by deleting the existing Section 2.6(a)(iii) in its entirety and by inserting the following in lieu thereof:

                 "(iii)  Equity Offering Proceeds.  Other than
            Net Proceeds of any sale or issuance of capital stock of the Borrower in respect of the Schwitzer Warrants, one hundred percent (100%) of Net Proceeds in an aggregate amount up to $8,000,000, and twenty percent (20%) of all additional Net Proceeds from the issuance by the Borrower of any equity after the Agreement Date shall be used by the Borrower to prepay the Term Loan immediately upon the Borrower's receipt thereof."


       (g)  Section 2.7.  Section 2.7 of the Credit Agreement,
  Repayment, is hereby amended by deleting Section 2.7(a), Term Loan, thereof in its entirety and by inserting the following in lieu thereof:

            "(a) Term Loan.  The principal balance of the Term
       Loan shall be amortized in consecutive semi-annual installments in the amounts and on the dates set forth below:

                Dates                     Amount
               -------                    -------
         June 30, 1994                  $2,000,000
         December 31, 1994              $2,000,000
         June 30, 1995                  $2,500,000
         December 31, 1995              $3,500,000
         June 30, 1996                  $4,250,000
         December 31, 1996              $4,250,000
         June 30, 1997                  $4,500,000
         December 31, 1997              $4,500,000
         June 30, 1998                  $4,750,000
         December 31, 1998              $4,750,000
         June 30, 1999                  $5,000,000
         December 31, 1999              $5,000,000


         A final payment of all principal amounts outstanding in respect of the Term Loan shall be due and payable on the Term Loan Maturity Date."


         (h)  Section 2.13.  Section 2.13 of the Credit
    Agreement, Letters of Credit, is hereby amended by deleting the first sentence of subsection (a) thereof in its entirety and by inserting the following in lieu thereof:

              "(a) Subject to the terms and conditions hereof, NationsBank hereby agrees to issue Letters of Credit in an aggregate face amount not to exceed the lesser of $6,000,000 or the Available Revolving Loan Commitment at any time outstanding, during the period from and including the Agreement Date to the Revolving Loan Maturity Date; provided, however, that NationsBank shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby."


    3.   Amendments to Article 5.  Article 5 of the Credit
Agreement, General Covenants, is hereby amended as follows:


         (a)  Section 5.12.  Section 5.12 of the Credit
    Agreement, Additional Collateral, is hereby amended by deleting Section 5.12 in its entirety and by inserting the following in lieu thereof:

         "Section 5.12  Additional Collateral.

              (a) At the time of (i) any acquisition of any new Subsidiary of the Borrower, whether by stock purchase, merger or otherwise, for total consideration (including any assumption of Indebtedness for Money Borrowed) in an aggregate amount of more than $30,000,000, or (ii) any acquisition, in any single transaction or series of related transactions, by the Borrower or any of its Subsidiaries of assets for total consideration (including any assumption of Indebtedness for Money Borrowed) of more than $30,000,000, the Borrower shall:
         (A) cause any such Subsidiary to provide to the Administrative Agent a loan certificate substantially in the form of Exhibit L hereto, together with appropriate attachments thereto, a Subsidiary Guaranty, a Security Agreement and, to the extent that such Subsidiary has any Subsidiaries, a Pledge Agreement, together with appropriate Uniform Commercial Code Financing Statements, stock certificates and stock powers relating thereto, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent; (B) cause the capital stock of any such Subsidiary to be pledged to the Administrative Agent pursuant to a Pledge Agreement and deliver to the Administrative Agent appropriate Uniform Commercial Code Financing Statements, stock certificates and stock powers relating thereto, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent; (C) cause to be filed any additional Uniform Commercial Code Financing Statements or amendments thereto in all appropriate jurisdictions in respect of any acquisition of assets, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent; (D) cause to be executed, delivered and filed of record appropriate deeds of trust, mortgages or deeds to secure debt with respect to any real property owned by the Borrower or any of its Subsidiaries having a fair market value of $3,000,000 or more, and cause to be delivered to the Administrative Agent appropriate surveys, title insurance, Phase I environmental audit reports, and related documentation in connection therewith, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent; and (E) provide all other documentation, including, without limitation, opinions of counsel to the Borrower and its Subsidiaries and to the seller of any such assets or Subsidiaries, which, in the reasonable opinion of the Administrative Agent, is appropriate with respect to the particular transaction.

              (b)  At the time of any other acquisition or
         formation of any new Subsidiary of the Borrower (other than a Shell Corporation), whether by stock purchase, merger or otherwise, or at any time when a Subsidiary which formerly constituted a Shell Corporation no longer falls within the definition of Shell Corporation, the Borrower shall cause the capital stock of any such Subsidiary to be pledged to the Administrative Agent pursuant to a Pledge Agreement and deliver to the Administrative Agent appropriate Uniform Commercial Code Financing Statements, stock certificates and stock powers relating thereto, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent."

         (b)  Section 5.13.  Section 5.13 of the Credit
    Agreement, Interest Rate Hedging, is hereby amended by deleting Section 5.13 in its entirety and by inserting the following in lieu thereof:

              "Section 5.13   [RESERVED]."


    4.   Amendments to Article 7.  Article 7 of the Credit
Agreement, Negative Covenants, is hereby amended as follows:

         (a) Section 7.1. Section 7.1 of the Credit Agreement, Indebtedness, is hereby amended by (i) deleting the "and" at the end of subsection (f) thereof, (ii) deleting the period at the end of subsection (g) thereof and inserting a semi-colon and the word "and" in lieu thereof, and (iii) inserting the following new subsections (h), (i), (j), (k) and (l) after existing clause (g) thereof:

              "(h) Indebtedness of Schwitzer (Europe) Limited or
         Schwitzer (Europe) Holdings Limited in an aggregate outstanding amount not to exceed $5,000,000 at any time;

              (i)  Indebtedness of Lacom Schwitzer Equipamentos,
         Ltda. in an aggregate outstanding amount not to exceed
         $3,000,000 at any time;

              (j)  Indebtedness of Schwitzer Pension Trustee
         Limited arising in the ordinary course of business to meet its pension obligations;

              (k) Intercompany Indebtedness of the Borrower and its Subsidiaries incurred in accordance with Section
         7.8 and the other provisions of this Agreement; and

              (l)  Other Indebtedness which does not exceed
         $15,000,000 in the aggregate at any one time outstanding."

         (b) Section 7.2. Section 7.2 of the Credit Agreement, Liquidation; Change in Ownership, Name, or Fiscal Year; Disposition or Acquisition of Assets, is hereby amended by deleting subsection (c) thereof in its entirety and by inserting the following in lieu thereof:

              "(c) Merge or consolidate with any other Person unless (i) in the case of a merger or consolidation of the Borrower, the Borrower merges with a Subsidiary and the Borrower is the surviving corporation, or in the case of a merger or consolidation of any Subsidiary of the Borrower, the surviving company is a majority-owned Subsidiary of the Borrower and is controlled by the Borrower, and (ii) no Default then exists or would be caused thereby, and provided that any such merger or consolidation does not in any way impair, void or cause to be negated or released, in whole or in part, any Liens the Administrative Agent or any of the Lenders may have on the assets or capital stock of the Borrower or any of its Subsidiaries or any Guaranty in favor of the Administrative Agent or any of the Lenders;"

         (c) Section 7.2. Section 7.2 of the Credit Agreement, Liquidation; Change in Ownership, Name, or Fiscal Year; Disposition or Acquisition of Assets, is hereby amended by deleting subsection (i) thereof in its entirety and by inserting the following in lieu thereof:

              "(i) Acquire (A) all or any substantial part of the assets, property or business of, or (B) any assets that constitute a division or operating unit of the business of, any other Person, whether by merger or otherwise; provided, however, that so long as no Default then exists or would be caused thereby, and so long as the consummation thereof cannot reasonably be expected to have a Materially Adverse Effect or to expose the Borrower, any of its Subsidiaries, the Administrative Agent and the Lenders, or any of them, to materially increased risks as a result thereof, the Borrower may, or may permit any of its Subsidiaries to, make acquisitions of assets of other Persons or the issued and outstanding capital stock of other Persons for total consideration (including any assumption of Indebtedness for Money Borrowed) in an aggregate amount during the term of this Agreement not to exceed the lesser of (i) the Net Worth of the Borrower and its Subsidiaries on a consolidated basis as of the date of the proposed acquisition (before giving effect to the proposed acquisition but after giving effect to any additional issuance of equity in connection therewith), or (ii) $30,000,000; provided that the total consideration (including any assumption of Indebtedness for Money Borrowed) given by the Borrower or any of its Subsidiaries in connection with any acquisition of assets or capital stock of any Affiliate of the Borrower (other than of a Subsidiary of the Borrower) shall not exceed $15,000,000 during the term of this Agreement; and provided, further, that, so long as
         (1) in the case of the acquisition of the capital stock of another Person, such Person shall thereupon become a direct or indirect Subsidiary of the Borrower and become consolidated with the Borrower in accordance with GAAP, (2) after giving effect to such acquisition, the Borrower and its Subsidiaries on a consolidated basis shall have cash, marketable securities or borrowing availability under the Revolving Loan Commitment, or any combination thereof, in excess of $5,000,000, and (3) the Borrower complies with
         Section 5.12 hereof and delivers to the Administrative Agent and the Lenders, the following, prior to or contemporaneously with the consummation of such acquisition: (a) a true, complete and correct copy of the acquisition agreement and all exhibits and schedules thereto relating to the assets or company being acquired, (b) historical financial statements for the Person or properties being acquired, (c) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the proposed acquisition, and (d) calculations demonstrating the Borrower's compliance with Sections 7.15 through 7.19 hereof, both before and after giving effect to the subject acquisition. Notwithstanding the foregoing, not less than thirty (30) days prior to any merger or consolidation of the Borrower or any of its Subsidiaries or any acquisition contemplated by
         Section 7.2(i) above, the Borrower shall give the Administrative Agent and the Lenders notice of such proposed merger, consolidation or acquisition, and, within thirty (30) days after the receipt by the Administrative Agent and the Lenders of such notice and any information relating to the accounts receivable, inventory and other assets of the Person or Persons to be merged, consolidated or acquired (all as may be reasonably requested by the Administrative Agent), the Administrative Agent shall advise the Borrower of the Borrowing Base values and special eligibility requirements, if any, to be applied to the survivor or survivors of such merger or consolidation, the Person making such acquisition following any such asset acquisition, or the Person being acquired in connection with any such stock acquisition, as applicable. Such determination of Borrowing Base values and special eligibility requirements, if any, shall be made by the Majority Lenders in the exercise of their reasonable business judgment. This Agreement shall be amended as of the effective date of such merger, consolidation or acquisition pursuant to an amendment mutually satisfactory to the Borrower and the Majority Lenders to reflect such adjustments to the Borrowing Base."

         (d)  Section 7.6.  Section 7.6 of the Credit Agreement,
    Guaranties, is hereby amended by deleting Section 7.6 in its entirety and by inserting the following in lieu thereof:

              "Section 7.6 Guaranties. Neither the Borrower nor any of its Subsidiaries will at any time enter into or guarantee, or assume, be obligated with respect to, or permit to be outstanding, any Guaranty, other than
         (a) Guaranties by endorsement of negotiable instruments for collection in the ordinary course of business,
         (b) obligations under agreements entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Person, (c) obligations of Coleman or any of its Subsidiaries in respect of that certain guarantee issued by Hitachi Cable, Limited described in the notes to the consolidated audited financial statements of Coleman and its Subsidiaries for the fiscal year ended June 30, 1993 delivered to the Administrative Agent and the Lenders, which obligations shall not exceed at any time $2,000,000 in the aggregate, (d) obligations of Schwitzer in respect of that certain comfort letter dated as of March 1, 1990 (the "Comfort Letter"), addressed to National Westminster Bank, PLC (or its successor), which obligations shall not exceed the lesser of (i) the aggregate amount of obligations of Schwitzer (Europe) Limited outstanding from time to time under that certain credit facility referred to in the Comfort Letter, or (ii) $5,000,000, and (e) the Guaranties described on Schedule 9 hereto or any similar Guaranties entered into in the ordinary course of business of any such Person, which Guaranties relate to Indebtedness not to exceed $3,000,000 in the aggregate at any time outstanding."

         (e) Section 7.8. Section 7.8 of the Credit Agreement, Investments, is hereby amended by (i) deleting the word "and" at the end of subsection (d) thereof, (ii) deleting the period at the end of subsection (e) thereof and inserting a comma and the word "and" in lieu thereof, and
    (iii) inserting the following new subsection (f) after existing subsection (e) thereof:

              "(f) the Borrower or any of its Subsidiaries, so long as Investments in Schwitzer (Europe) Limited, Schwitzer (Europe) Holdings Limited or Lacom Schwitzer Equipamentos, Ltda. do not exceed $5,000,000 in the aggregate at any time outstanding during the term of this Agreement."

         (f)  Section 7.9.  Section 7.9 of the Credit Agreement,
    Leases, is hereby amended by deleting Section 7.9 in its entirety and by inserting the following in lieu thereof:

              "Section 7.9 Leases. Neither the Borrower nor any of its Subsidiaries will create, incur, assume, or suffer to exist, any obligation for the payment of rent or hire for property or assets of any kind whatsoever, whether real or personal, including, without limitation, Capitalized Lease Obligations, under leases or lease agreements which would cause the aggregate amount of all payments made by such Persons pursuant to such leases or lease agreements to exceed $5,000,000 during any fiscal year during the term of this Agreement."


         (g)  Section 7.10.  Section 7.10 of the Credit
    Agreement, Capital Expenditures, is hereby amended by deleting Section 7.10 in its entirety and by inserting the following in lieu thereof:

              "Section 7.10  [RESERVED]."

         (h)  Section 7.15.  Section 7.15 of the Credit
    Agreement, Fixed Charge Coverage Ratio, is hereby amended by deleting Section 7.15 in its entirety and by inserting the following in lieu thereof:

              "Section 7.15 Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (a) Cash Flow for the four (4) most recently completed calendar quarters to (b) Fixed Charges for such period, to be less than the following as of the end of each calendar quarter during the periods set forth below:


                                             Minimum
              Period                          Ratio
             --------                       ---------
         Calendar Year 1994                 1.00 to 1
         Quarters Ending
            March 31, 1995,
            June 30, 1995 and
            September 30, 1995              1.00 to 1
         Quarter Ending
            December 31, 1995               1.20 to 1
         Quarters Ending
            March 31, 1996 and
            June 30, 1996                   1.25 to 1
         Quarters Ending
            September 30, 1996 and
            December 31, 1996               1.30 to 1
         Calendar Year 1997                 1.45 to 1
         Calendar Year 1998                 1.60 to 1
         At all times thereafter            1.75 to 1"


         (i) Section 7.17. Section 7.17 of the Credit Agreement, Indebtedness to Total Capital Ratio, is hereby amended by deleting the table appearing therein in its entirety and by inserting the following in lieu thereof:


                                                        "Maximum
                   Period                                 Ratio
                   ------                               --------
 From the Agreement Date through December 31, 1994         70%

 From January 1, 1995 through December 31, 1995            57%

 From January 1, 1996 through December 31, 1996            57%

 From January 1, 1997 through December 31, 1997            55%

 At all times thereafter                                   50%"


         (j)  Section 7.18.  Section 7.18 of the Credit
    Agreement, Minimum Net Worth, is hereby amended by deleting the table appearing therein in its entirety and by inserting the following in lieu thereof:


                                                             "Minimum
                   Period                                     Amount
                   ------                                    --------
 From the Agreement Date through December 31, 1994         $43 million

 From January 1, 1995 through December 31, 1995            $65 million

 From January 1, 1996 through December 31, 1996            $72 million

 From January 1, 1997 through December 31, 1997            $80 million

 From January 1, 1998 through December 31, 1998            $87 million

 At all times thereafter                                   $100 million"


    5. Amendment to Schedules. Schedules 1, 4 and 6 to the Credit Agreement are hereby amended by deleting such Schedules in their entireties and by substituting the revised Schedules 1, 4 and 6 attached hereto in lieu thereof. Schedules 8, 10, 11, 12 and 15 to the Credit Agreement are hereby amended by adding to such Schedules the information regarding Schwitzer and its Subsidiaries provided on Schedules 8S, 10S, 11S, 12S and 15S attached hereto.

    6. No Other Amendment or Waiver. Except for the amendments and waivers set forth herein, the text of the Credit Agreement shall remain unchanged and in full force and effect. The amendments and waivers agreed to herein shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent, the Managing Agents and the Lenders, or any of them, at variance with the Credit Agreement such as to require further notice by the Administrative Agent, the Managing Agents, the Lenders, the Majority Lenders, or any of them, to require strict compliance with the terms of the Credit Agreement, as amended by this Amendment, in the future.

    7. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent, the Managing Agents and the Lenders as follows:

    (a) Each representation and warranty set forth in Article 4 of the Credit Agreement is hereby restated and affirmed as true and correct in all material respects as of the date hereof, except to the extent the Borrower has previously updated the Lenders with respect thereto;

    (b) The Borrower has the corporate power and authority (i) to enter into this Amendment and to execute and deliver the Amended and Restated Revolving Loan Notes, the Amended and Restated Term Loan Notes and the Amended and Restated Swing Line Note referred to herein (collectively, the "New Notes"), and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

    (c) This Amendment and the New Notes have been duly authorized, validly executed and delivered by one or more
Authorized Signatories of the Borrower, and constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

    (d) The execution and delivery of this Amendment and the New Notes and the performance by the Borrower under the Credit Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor be in contravention of or in conflict with the Articles of Incorporation or By-Laws of the Borrower, or the provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which the Borrower is party or by which the Borrower's assets or properties are or may become bound.

    8.   Conditions Precedent to Effectiveness of Amendment.
The effectiveness of this Amendment is subject to (i) the truth and accuracy of the representations and warranties contained in
Section 7 hereof; (ii) the execution and delivery by the Borrower of Amended and Restated Revolving Loan Notes and Amended and Restated Term Loan Notes, one such Amended and Restated Revolving Loan Note and one such Amended and Restated Term Loan Note payable to each Lender; (iii) the execution and delivery by the Borrower of an Amended and Restated Swing Line Note, payable to NationsBank; (iv) the execution and delivery of an opinion of Rudnick & Wolfe, special Illinois counsel to the Borrower and its Subsidiaries, in the form of Exhibit E attached hereto; (v) the execution and delivery by the Borrower of Agreements Regarding Amendment Fees, one such Agreement addressed to each Lender; (vi) the execution and delivery by the Borrower of a revised Schedule 1 to the Stock Pledge Agreement dated as of December 15, 1993 between the Borrower and the Administrative Agent, evidencing the pledge to the Administrative Agent and the Lenders of the capital stock of Schwitzer, together with stock certificates and stock powers relating thereto, and the execution and delivery by the Borrower of an officer's certificate with respect to such
Schedule 1; and (vii) receipt of any other documents that the Administrative Agent, the Managing Agents, the Lenders, or any of them, may reasonably request, certified by an officer of the Borrower if so requested.

    9. Covenants. The Borrower agrees, in connection with the merger of Spinner Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of the Borrower, with and into Schwitzer, Inc., a Delaware corporation (the "Merger"), to (i) prepay the Schwitzer Domestic Indebtedness (as defined in this Amendment),
(ii) provide the Administrative Agent and the Lenders with the collateral documents listed on Schedule 1 to this Amendment on or before July 31, 1995 and the collateral documents listed on
Schedule 2 to this Amendment on or before August 31, 1995, and
(iii) provide the Administrative Agent and the Lenders with an opinion of Rudnick & Wolfe, special Illinois counsel to the Borrower and its Subsidiaries with respect to such collateral documents on or before August 31, 1995, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

    10. Waivers. In conjunction with the Merger and subject to the Borrower's compliance with Section 9 above, to the extent that such items were not delivered to the Administrative Agent and the Lenders in accordance with the terms and provisions of the Credit Agreement and the Waiver Letter referred to below, the Administrative Agent, the Managing Agents and the Lenders hereby waive the requirements contained in: (i) Section 5.12 of the Credit Agreement (as in effect immediately prior to giving effect to this Amendment); (ii) Section 7.2(i) of the Credit Agreement (as in effect immediately prior to giving effect to this Amendment) with respect to the delivery to the Administrative Agent and the Lenders of the items described in clauses (b)(i),
(ii), (iv), (vi), (vii), (viii), (ix), (x), and (xi) thereof; and
(iii) Section 4(b) of that certain Waiver Letter dated as of May 31, 1995, by and among the Borrower, the Administrative Agent and the Lenders.

    11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

    12. Law of Contract. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia and shall be construed, interpreted, performed and enforced in accordance therewith.

    13.  Loan Document.  This Amendment shall constitute a Loan
Document.

    14. Effective Date. Upon satisfaction of the conditions precedent referred to in Section 8 above, the amendments contained herein, solely as related to the calculation and application of the Applicable Margin to the Loans outstanding under the Credit Agreement and the fees payable thereunder, shall be effective as of June 1, 1995. All other amendments and waivers contained herein shall be effective as of June 29, 1995.


    IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute, deliver and seal this Amendment as of the day and year first above written, to be effective as set forth in Section 13 hereof.


BORROWER:                    KUHLMAN CORPORATION


                        By:   /s/ Vernon J. Nagel
                            -------------------------------
                             Its:  Executive Vice President
                                  -------------------------

[CORPORATE SEAL]        Attest:   /s/ Richard A. Walker
                                ---------------------------
                             Its:  Secretary
                                  -------------------------


ADMINISTRATIVE AGENT:   NATIONSBANK OF GEORGIA, N.A.


                        By:   /s/ Jan J. Serafen
                            -------------------------------
                             Its:  Senior Vice President
                                  -------------------------


LENDERS:                NATIONSBANK OF GEORGIA, N.A.


                        By:  /s/ Jan J. Serafen
                            -------------------------------
                             Its:  Senior Vice President
                                  -------------------------


                        THE CHASE MANHATTAN BANK, N.A.


                        By:  /s/ Bruce S. Borden
                            -------------------------------
                             Its:  Vice President
                                  -------------------------


                        THE FIRST NATIONAL BANK OF BOSTON


                        By:  /s/ Rod Guinn
                            -------------------------------
                             Its:  Director
                                  -------------------------


                        NBD BANK


                        By:  /s/ John C. Otteson
                            -------------------------------
                             Its:  Vice President
                                  -------------------------


                        HARRIS TRUST AND SAVINGS BANK


                        By:  /s/ Susan M. Kaminski
                            -------------------------------
                             Its:  Vice President
                                  -------------------------


                        J. P. MORGAN DELAWARE


                        By:  /s/ Richard A. Burke
                            -------------------------------
                             Its:  Associate
                                  -------------------------


                        TRUST COMPANY OF GEORGIA BANK OF
                        SAVANNAH, N.A.


                        By:  /s/ William B. Haile
                            -------------------------------
                             Its:  Executive Vice President
                                  -------------------------


      EXHIBITS TO FOURTH AMENDMENT TO CREDIT AGREEMENT

Exhibit A  - Form of Request for Advance or Letter of Credit
Exhibit B  - Form of Revolving Loan Note
Exhibit C  - Form of Swing Line Note
Exhibit D  - Form of Term Loan Note
Exhibit E  - Form of Opinion of Rudnick & Wolfe

             SCHEDULES TO FOURTH AMENDMENT TO CREDIT AGREEMENT

Schedule 1 - Collateral Documents to be provided by July 31,
             1995
Schedule 2 - Collateral Documents to be provided by August 31,
             1995

                   REVISED SCHEDULES TO CREDIT AGREEMENT

Schedule 1   -  Inactive Subsidiaries
Schedule 4   -  Multi-Employer Plans
Schedule 6   -  Subsidiaries and Capital Stock
Schedule 8S  -  Collective Bargaining Agreements
Schedule 10S -  Litigation
Schedule 11S -  Patents and Trademarks
Schedule 12S -  Names
Schedule 15S -  Indebtedness to be Prepaid